Exhibit 99.1

CONTACTS:
Tapestry, Inc.
Media:
Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
aresnick@tapestry.com
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com

TAPESTRY, INC. REPORTS FISCAL 2025 FIRST QUARTER RESULTS AND RAISES FULL YEAR OUTLOOK

•	Delivered Revenue and Earnings Ahead of the Company’s Outlook led by Growth at Coach

•	Achieved Diluted EPS of $0.79 and Record non-GAAP Diluted EPS of $1.02

•	Fueled 280 Basis Points of Gross Margin Expansion and Strong Operating and Free Cash Flow

Link to Download Tapestry’s Q1 Earnings Presentation, Including Brand Highlights

New York, November 7, 2024 – Tapestry, Inc. (NYSE: TPR), a house of iconic accessories and lifestyle brands consisting of Coach, Kate Spade, and Stuart Weitzman, today reported results for the fiscal first quarter ended September 28, 2024.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “Our first quarter results outperformed expectations, showcasing the brand magic and operational excellence that fuel our strategic growth agenda.  Our talented global teams fostered consumer connections through innovative products, experiences, and storytelling, while managing our business with focus and discipline against a dynamic backdrop.  We remain in a position of strength, with distinctive brands, an agile platform, and robust cash flow that provide us with strategic and financial flexibility to deliver accelerated organic growth and enhanced value creation in FY25 and for years to come.”

10 HUDSON YARDS, NEW YORK, NY 10001 TELEPHONE 212 594 1850  FAX 212 594 1682  WWW.TAPESTRY.COM

Tapestry, Inc. Strategic & Financial Highlights

The Company advanced its strategic priorities throughout the quarter, resulting in double-digit adjusted EPS growth and strong cash flow generation despite the complex global economic and consumer environment. Highlights included:

Build Lasting Customer Relationships

•	Drove customer engagement across brands, acquiring approximately 1.4 million new customers in North America alone, of which over half were Gen Z and Millennials.

Power Global Growth

•
Delivered revenue approximately in-line with prior year on a reported and constant currency basis, ahead of the Company’s outlook; drove topline growth at Coach, which continued to outpace expectations at increasing profitability;

•	Achieved International topline gains of 2% at constant currency, which included strength in Europe (+27%), partially offset, as expected, by a decrease in revenue in total APAC (-2%);
•
Realized a 1% sales decline in North America, which included the planned decrease in wholesale; delivered higher operating margin and profit dollars in the region compared to last year driven by gross margin expansion;

•	Drove double-digit adjusted earnings per diluted share growth, ahead of expectations, while making ongoing strategic investments in brand-building, notably through marketing;
•	Generated strong cash flow from operating activities of $120 million and free cash flow of $94 million, fueling the Company’s long-term growth agenda and shareholder return program via its dividend.

Deliver Compelling Omni-Channel Experiences

•
Provided unique and seamless omni-channel experiences, with a focus on driving brand desire, consumer connections, and cultural relevance, underpinned by Tapestry’s data-driven, customer engagement platform;

•
Achieved direct-to-consumer sales in-line with prior year on a constant currency basis, which included a high-single digit increase in Digital revenue and a low-single digit decline in global brick and mortar sales.

Fuel Fashion Innovation and Product Excellence

•	Delivered strong innovation to consumers, highlighted by Coach, which drove handbag revenue growth and AUR gains;
•
Remained disciplined brand-builders and operators, underscored by significant gross margin expansion of 280 basis points, which included operational outperformance, lower freight expense, and FX tailwinds;

•	Leveraged Tapestry’s agile supply chain to deliver creativity, value, and craftsmanship globally, while enabling diligent inventory management against a rapidly shifting landscape.

Overview of Fiscal 2025 First Quarter Financial Results

•
Net sales totaled $1.51 billion, approximately in-line with prior year on both a reported and constant currency basis.  FX represented a 40-basis point headwind in the quarter due to the appreciation of the U.S. Dollar.

•
Gross profit totaled $1.13 billion, while gross margin was 75.3%, driven by operational improvements of 180 basis points, as well as a benefit of 60 basis points from lower freight expense, as well as FX tailwinds.  This compared to prior year gross profit of $1.10 billion, representing a gross margin of 72.5%.

•
SG&A expenses totaled $883 million and represented 58.6% of sales on a reported basis.  On a non-GAAP basis, SG&A expenses totaled $850 million and represented 56.4% of sales.  In the prior year period, SG&A expenses totaled $845 million and represented 55.8% of sales on a reported basis and totaled $825 million and represented 54.5% of sales on a non-GAAP basis.

•
Operating income was $252 million on a reported basis, while operating margin was 16.7%.  On a non-GAAP basis, operating income was $285 million, while operating margin was 18.9%. This compares to reported operating income of $253 million and a 16.7% operating margin and non-GAAP operating income of $273 million and an 18.0% operating margin in the prior year period.

•
Net interest was an expense of $31 million on a reported basis and income of $7 million on a non-GAAP basis.  This compared to net interest expense in the prior year of $13 million on a reported basis and $7 million on a non-GAAP basis.

•	Other income was $4 million as compared to other expense of $1 million in the prior year period.
•
Net income was $187 million, with earnings per diluted share of $0.79.  On a non-GAAP basis, net income was $242 million, with earnings per diluted share of $1.02.  In the prior year period, net income was $195 million, with earnings per diluted share of $0.84.  On a non-GAAP basis, net income in the prior year was $216 million, with earnings per diluted share of $0.93.   On a reported basis, the tax rate for the quarter was 17.3% or 18.5% on a non-GAAP basis.  In the prior year period, the tax rate was 18.2% or 18.3% on a non-GAAP basis.

Summary of Revenue Information (Unaudited) – in USD millions

		% Change
	Quarter Ended September 28, 2024	Reported	Constant Currency
Brand	(in millions)
Coach	$1,170.6	1%	2%
Kate Spade	283.2	-7%	-6%
Stuart Weitzman	53.7	2%	2%

Region
North America	948.2	-1%	-1%
Greater China (1)	234.1	-4%	-5%
Japan	117.1	-8%	-4%
Other Asia (2)	86.8	11%	10%
Europe	94.3	27%	27%
Other (3)	27.0	2%	2%

Tapestry	$1,507.5	0%	0%

(1)	Greater China includes mainland China, Taiwan, and Hong Kong SAR and Macao SAR.
(2)	Other Asia includes Malaysia, Australia, New Zealand, South Korea, Singapore, and other countries within Asia.
(3)	Other primarily represents royalties earned from the Company's licensing partners and sales in the Middle East.

Balance Sheet and Cash Flow Highlights

•
Cash, cash equivalents and short-term investments totaled $7.31 billion and total borrowings outstanding were $7.31 billion, reflecting $6.1 billion in senior notes issued in November 2023 to fund the proposed acquisition of Capri Holdings Limited.

•	Inventory was $1.03 billion compared to the prior year’s ending inventory of $943 million, reflecting a higher level of in-transits, consistent with expectations.
•
Cash flow from operating activities for the first fiscal quarter was an inflow of $120 million compared to an inflow $75 million in the prior year. Free cash flow was an inflow of $94 million compared to an inflow of $54 million in the prior year.  This included CapEx and implementation costs related to Cloud Computing of $30 million versus $29 million a year ago.

Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.35 per common share payable on December 23, 2024 to shareholders of record as of the close of business on December 6, 2024.

In Fiscal 2025, Tapestry continues to expect to return approximately $325 million to shareholders through dividend payments for an anticipated annual dividend rate of $1.40 per share.

Non-GAAP Reconciliation

During the first fiscal quarter of 2025, Tapestry recorded certain items that decreased the Company’s pre-tax income by $71 million, net income by $55 million, and earnings per diluted share by $0.23. These items relate to acquisition costs, primarily associated with financing and professional fees.

Please refer to Financial Schedules 3 and 4 included herein for a detailed reconciliation of the Company’s reported GAAP to non-GAAP results.

Financial Outlook

Tapestry is raising its Fiscal 2025 outlook, which is provided on a non-GAAP basis.  The Company now expects:

•
Revenue of over $6.75 billion, representing growth of approximately 1% to 2% versus prior year on a reported and constant currency basis, and ahead of prior guidance for slight growth on reported basis and approximately 1% on a constant currency basis;

•	Operating margin expansion over 50 basis points compared to prior year;
•	Net interest income of approximately $20 million;
•	Tax rate of approximately 19%;
•	Weighted average diluted share count of approximately 238 million shares;

•	Earnings per diluted share of $4.50 to $4.55, representing mid-single digit growth compared to the prior year, and an increase from the Company’s prior guidance of $4.45 to $4.50;
•	Free cash flow of approximately $1.1 billion, excluding deal-related costs.

Please note this outlook assumes the following:
•	No revenue, net interest, or earnings impact related to the proposed acquisition of Capri Holdings Limited;
•	No impact from any potential future share repurchase activity in the Fiscal Year;
•	No further appreciation of the U.S. Dollar; information provided based on spot rates at the time of forecast;
•	No material worsening of inflationary pressures or consumer confidence;
•	No benefit from the potential reinstatement of the Generalized System of Preferences (“GSP”); and
•	No impact related to any potential policy changes resulting from the outcome of U.S. Presidential election in November 2024.

Given the dynamic nature of these and other external factors, financial results could differ materially from the outlook provided.

Financial Outlook - Non-GAAP Adjustments:
The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of acquisition, financing, purchase accounting and integration-related charges and Company costs associated with the acquisition of Capri Holdings Limited have not yet occurred and cannot be reasonably estimated at this time. Accordingly, a reconciliation of the Company’s non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, November 7, 2024.  Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 4306173.  A telephone replay will be available starting at 12:00 p.m. (ET) today for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website.  In addition, presentation slides have been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report Fiscal 2025 second quarter results on Thursday, February 6, 2025.

To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.

Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under  “Financial Outlook,” statements regarding long term performance, statements regarding the Company’s capital deployment plans, including anticipated annual dividend rates and share repurchase plans, and statements that can be identified by the use of forward-looking terminology such as "may," “can,” “if,” "continue," “assume,” "should," "expect," “confidence,” “goals,” “trends,” “anticipate,” "intend," "estimate," “on track,” “future,” “plan,” “deliver,” “potential,” “position,” “believe,” “will,” “target,”  "guidance," "forecast," “outlook,” “commit,” “leverage,” “generate,” “enhance,”  “innovation,” “drive,” “effort,” “progress,” “confident,”  “uncertain,” “achieve,” “strategic,”  “growth,” “proposed acquisition,” “we can stretch what’s possible,” similar expressions, and variations or negatives of these words. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of economic conditions, recession and inflationary measures, risks associated with operating in international markets and our global sourcing activities, the ability to anticipate consumer preferences and retain the value of our brands, including our ability to execute on our e-commerce and digital strategies, the ability to successfully implement the initiatives under our 2025 growth strategy, the effect of existing and new competition in the marketplace, the satisfaction of the conditions precedent to consummation of the proposed acquisition of Capri Holdings Limited (“Capri”), including the ability to secure regulatory approval in the United States on the terms expected, at all or in a timely manner, our ability to achieve intended benefits, cost savings and synergies from acquisitions including our proposed acquisition of Capri, the outcome of the antitrust lawsuit by the Federal Trade Commission against us and Capri related to the consummation of the proposed acquisition, our ability to control costs, the effect of seasonal and quarterly fluctuations on our sales or operating results; the risk of cybersecurity threats and privacy or data security breaches, our ability to satisfy our outstanding debt obligations or incur additional indebtedness, the risks associated with climate change and other corporate responsibility issues,  the impact of tax and other legislation, the risks associated with potential changes to international trade agreements and the imposition of additional duties on importing our products, our ability to protect against infringement of our trademarks and other proprietary rights, and the impact of pending and potential future legal proceedings, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Schedule 1:  Consolidated Statements of Operations

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter Ended September 28, 2024 and September 30, 2023
(in millions, except per share data)

	(unaudited)
	QUARTER ENDED
	September 28, 2024	September 30, 2023

Net sales	$1,507.5	$1,513.2
Cost of sales	372.6	415.5
Gross profit	1,134.9	1,097.7
Selling, general and administrative expenses	882.9	844.5
Operating income (loss)	252.0	253.2
Interest expense, net	30.7	13.3
Other expense (income)	(4.4)	1.4
Income (loss) before provision for income taxes	225.7	238.5
Provision (benefit) for income taxes	39.1	43.5
Net income (loss)	$186.6	$195.0
Net income (loss) per share:
Basic	$0.81	$0.85
Diluted	$0.79	$0.84
Shares used in computing net income (loss) per share:
Basic	231.5	228.3
Diluted	235.9	232.5

Schedule 2:  Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter Ended September 28, 2024 and September 30, 2023
(in millions)
(unaudited)

	QUARTER ENDED
	September 28, 2024	September 30, 2023	% Change	Constant Currency % Change

Coach	$1,170.6	$1,157.4	1%	2%
Kate Spade	283.2	303.2	(7)%	(6)%
Stuart Weitzman	53.7	52.6	2%	2%
Total Tapestry	$1,507.5	$1,513.2	—%	—%

Schedules 3 & 4:  Consolidated Segment Data and GAAP to Non-GAAP Reconciliation

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended September 28, 2024
	Items Affecting Comparability
	GAAP Basis (As Reported)	Acquisition Costs	Non-GAAP Basis (Excluding Items)

Gross Profit
Coach	916.1	—	916.1
Kate Spade	189.6	—	189.6
Stuart Weitzman	29.2	—	29.2
Gross profit	$1,134.9	$—	$1,134.9

SG&A expenses
Coach	529.5	—	529.5
Kate Spade	162.6	—	162.6
Stuart Weitzman	36.6	—	36.6
Corporate	154.2	33.4	120.8
SG&A expenses	$882.9	$33.4	$849.5

Operating income (loss)
Coach	386.6	—	386.6
Kate Spade	27.0	—	27.0
Stuart Weitzman	(7.4)	—	(7.4)
Corporate	(154.2)	(33.4)	(120.8)
Operating income (loss)	$252.0	$(33.4)	$285.4

Interest expense, net	30.7	37.4	(6.7)

Provision for income taxes	39.1	(15.8)	54.9
Net income (loss)	$186.6	$(55.0)	$241.6
Net income (loss) per diluted common share	$0.79	$(0.23)	$1.02

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended September 30, 2023
	Items Affecting Comparability
	GAAP Basis (As Reported)	Acquisition Costs	Non-GAAP Basis (Excluding Items)

Gross Profit
Coach	867.6	—	867.6
Kate Spade	198.9	—	198.9
Stuart Weitzman	31.2	—	31.2
Gross profit	$1,097.7	$—	$1,097.7

SG&A expenses
Coach	496.3	—	496.3
Kate Spade	172.3	—	172.3
Stuart Weitzman	39.8	—	39.8
Corporate	136.1	19.6	116.5
SG&A expenses	$844.5	$19.6	$824.9

Operating income (loss)
Coach	371.3	—	371.3
Kate Spade	26.6	—	26.6
Stuart Weitzman	(8.6)	—	(8.6)
Corporate	(136.1)	(19.6)	(116.5)
Operating income (loss)	$253.2	$(19.6)	$272.8

Interest expense, net	13.3	6.7	6.6

Provision for income taxes	43.5	(5.0)	48.5
Net income (loss)	$195.0	$(21.3)	$216.3
Net income (loss) per diluted common share	$0.84	$(0.09)	$0.93

Management utilizes non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

The segment operating income and supplemental segment SG&A expenses presented in the Consolidated Segment Data, and GAAP to non-GAAP Reconciliation Table above, as well as SG&A expense ratio, and operating margin, are considered non-GAAP measures. These measures have been presented both including and excluding acquisition costs for the three months ended September 28, 2024 and September 30, 2023. In addition, segment Operating Income (loss), Net income (loss), and Net Income (loss) per diluted common share, have been presented both including and excluding acquisition costs for the three months ended September 28, 2024 and September 30, 2023.

The Company also presents free cash flow, which is a non-GAAP measure, Free cash flow is calculated by taking the “Net cash flows provided by (used in) operating activities” less “Purchases of property and equipment” from the Condensed Consolidated Statement of Cash Flows. The Company believes that free cash flow is an important liquidity measure of the cash that is available after capital expenditures for operational expenses and investment in our business. The Company believes that free cash flow is useful to investors because it measures the Company’s ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet, invest in future growth and return capital to stockholders. Adjusted EBITDA is calculated as Net Income, excluding, Interest expense, Provision for income taxes, Depreciation and amortization, Cloud computing amortization costs, Share-based compensation and Items affecting comparability including Acquisition and Integration costs.

Schedule 5:  Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At September 28, 2024 and June 29, 2024
(in millions)

	(unaudited)	(audited)
	September 28, 2024	June 29, 2024
ASSETS
Cash, cash equivalents and short-term investments	$7,305.2	$7,203.8
Receivables	279.0	228.2
Inventories	1,030.8	824.8
Other current assets	530.5	546.9
Total current assets	9,145.5	8,803.7
Property and equipment, net	513.0	514.7
Operating lease right-of-use assets	1,293.6	1,314.4
Other assets	2,776.8	2,763.5
Total assets	$13,728.9	$13,396.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$544.0	$452.2
Accrued liabilities	708.6	656.3
Current portion of operating lease liabilities	297.8	299.7
Current debt	303.4	303.4
Total current liabilities	1,853.8	1,711.6
Long-term debt	7,008.3	6,937.2
Long-term operating lease liabilities	1,196.0	1,224.2
Other liabilities	688.9	626.4
Stockholders' equity	2,981.9	2,896.9
Total liabilities and stockholders' equity	$13,728.9	$13,396.3

Schedule 6: Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
At September 28, 2024 and September 30, 2023
(in millions)

	(unaudited)	(unaudited)
	September 28, 2024	September 30, 2023
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss)	$186.6	$195.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	40.9	44.3
Amortization of cloud computing arrangements	14.0	13.4
Other non-cash items	0.5	49.7
Changes in operating assets and liabilities	(122.5)	(227.1)
Net cash provided by (used in) operating activities	119.5	75.3

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Purchases of property and equipment	(25.6)	(20.9)
Purchases of investments	(1,479.2)	(1.9)
Proceeds from maturities and sales of investments	1,694.9	—
Net cash provided by (used in) investing activities	190.1	(22.8)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Payment of dividends	(81.4)	(80.2)
Other items	6.9	(69.2)
Net cash provided by (used in) financing activities	(74.5)	(149.4)
Effect of exchange rate on cash and cash equivalents	85.8	(7.1)

Net (decrease) increase in cash and cash equivalents	320.9	(104.0)
Cash and cash equivalents at beginning of period	$6,142.0	$726.1
Cash and cash equivalents at end of period	$6,462.9	$622.1

Schedule 7: Store Count by Brand

TAPESTRY, INC.
STORE COUNT
At June 29, 2024 and September 28, 2024
(unaudited)

Directly-Operated Store Count:	As of June 29, 2024	Openings	(Closures)	As of September 28, 2024
Coach
North America	324	2	(1)	325
International	606	4	(16)	594

Kate Spade
North America	197	3	(3)	197
International	181	3	(6)	178

Stuart Weitzman
North America	34	—	—	34
International	60	2	(2)	60